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                                                                EXHIBIT 5.1

                          SIMPSON THACHER & BARTLETT
                             425 LEXINGTON AVENUE
                           NEW YORK, N.Y. 10017-3954
                                (212) 455-2000
                          Telecoopier: (212) 455-2502
                                 Telex: 129158




                                       February 19, 1998






The Chase Manhattan Bank

270 Park Avenue

New York, New York 10017


Chase Manhattan Bank USA, National Association

802 Delaware Avenue

Wilmington, Delaware 19801



             Re:    Chase Credit Card Master Trusts

                    Asset-Backed Certificates
                    -------------------------


Ladies and Gentlemen:


        We have acted as counsel for Chase Manhattan Bank USA, National Association (the "Bank"), a national banking association and The Chase Manhattan Bank ("CMB"), a banking corporation organized under the laws of the State of New York, in connection with the filing by the Bank, on behalf of the Chase Credit Card Master Trusts (the "Trusts"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3, Registration No. 333-43173 (the "Registration Statement"), and Amendment No. 1 to the Registration Statement filed by the Bank under the Act, registering Asset-Backed Certificates representing undivided interests in certain assets of the Trusts (the "Certificates"). The Certificates of a particular Series will be issued pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") between the Bank, CMB and a trustee to be designated thereunder (the "Trustee"), and a related Series Supplement to the Pooling and Servicing Agreement (a "Series Supplement") between the Bank, CMB and the Trustee, substantially in the forms filed as Exhibits 4.1 and 4.2, respectively, to the Registration Statement.
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        In that connection, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Bank and CMB, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.


        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.


        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion as follows:


        1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Bank and CMB, and assuming the due authorization, execution and delivery by the other parties thereto, will constitute a valid and legally binding obligation of the Bank and CMB enforceable against the Bank and CMB in accordance with its terms.


        2. When the Series Supplement relating to a particular Series of Certificates has been duly authorized, executed and delivered by each of the Bank, CMB and the Trustee, such Series Supplement will constitute a valid and legally binding obligation of the Bank and CMB enforceable against the Bank and CMB in accordance with its terms.


        3. When the Certificates of a particular Series have been duly authorized by the Bank, when such Certificates have been duly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and the related Series Supplement and when such Certificates have been delivered and sold as contemplated by the Registration Statement, such Certificates will be validly issued and outstanding and entitled to the benefits provided for by the Pooling and Servicing Agreement and such Series Supplement.


        Our opinions set forth in paragraphs 1 and 2 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or of creditors of banks the accounts of which are insured by the Federal Deposit Insurance Corporation, general
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                                      -3-

equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.


        We hereby confirm that the statements made in the prospectus (the "Prospectus") forming a part of the Registration Statement under the caption "Tax Matters" insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.


        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.



       We hereby consent to the use of our name under the headings "Tax Matters" and "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the use of this opinion letter for filing with the Registration Statement as Exhibits 5.1 and 24.1 thereto.



                                 Very truly yours,



                                 SIMPSON THACHER & BARTLETT